Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Applied DNA Sciences, Inc. on Form S-1 (File Nos. 333-233830, 333-234664, 333-266223 and 333-266512), Form S-3 (File Nos. 333-252280, 333-202432, 333-220481, 333-218158, 333-214920, 333-238557 and 333-266217) and S-8 (File Nos. 333-182350, 333-205123, 333-231944 and 333-249365) of our report dated December 14, 2022, with respect to our audits of the consolidated financial statements of Applied DNA Sciences, Inc. as of September 30, 2022 and 2021 and for each of the two years in the period ended September 30, 2022, which report is included in this Annual Report on Form 10-K of Applied DNA Sciences, Inc. for the year ended September 30, 2022.

/s/ Marcum LLP

Marcum LLP
Melville, NY
December 14, 2022